                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         SPEEDCOM WIRELESS CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:
  (2)Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4)Proposed maximum aggregate value of transaction:
  (5)Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:
  (2)Form, Schedule or Registration Statement No.:
  (3)Filing Party:
  (4)Date Filed:

                         SPEEDCOM WIRELESS CORPORATION

                               ----------------

                          NOTICE AND PROXY STATEMENT

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
             TO BE HELD FRIDAY, MAY 11, 2001 AT 10:00 A.M. E.D.T.

To the shareholders of SPEEDCOM Wireless Corporation:

  Notice is hereby given that the annual meeting of the shareholders of SPEEDCOM Wireless Corporation will be held on May 11, 2001, at 10:00 A.M. local time at the Holiday Inn Hotel located at 7150 North Tamiami Trail, Sarasota, FL 34243. The meeting is called for the following purpose:

  1. To elect two Directors to the Board,

  2. To approve the appointment of Ernst & Young LLP as SPEEDCOM's independent certified public accountants,

  3. To approve the SPEEDCOM Wireless Corporation 2000 Equity Incentive Plan,

  4. To consider and take action upon such other matters as may properly come before the meeting or any adjournment.

  After careful consideration, SPEEDCOM's Board of Directors has unanimously approved the proposals and recommends that you vote "FOR" each proposal.

  Only shareholders of record of SPEEDCOM Wireless Corporation at the close of business on March 16, 2001 are entitled to receive notice of and to vote at the annual meeting, or any postponement or adjournment.

  All shareholders are cordially invited to attend the meeting. IF YOU ARE NOT ABLE TO ATTEND THE MEETING PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares are voted. You may revoke a proxy at any time if it has not yet been exercised by delivering a later dated proxy or a written revocation to the Corporate Secretary of SPEEDCOM. If you attend the annual meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy card will assist us in preparing for the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ Sara Byrne
                                          Sara Byrne
                                          Secretary

Dated: April 20, 2001

                         SPEEDCOM WIRELESS CORPORATION

                                PROXY STATEMENT

  This proxy statement is furnished to the shareholders of SPEEDCOM Wireless Corporation in connection with the annual meeting of shareholders and any adjournment. The annual meeting will be held at the Holiday Inn Hotel, located at 7150 North Tamiami Trail, Sarasota, FL 34243 on May 11, 2001 at 10:00 A.M. local time.

  The annual meeting is being held for the purposes set forth in the accompanying notice of annual meeting of shareholders. This proxy statement and the notice of annual meeting are being provided to shareholders on or about April 20, 2001. SPEEDCOM, a Delaware corporation, has its principal executive offices at 1748 Independence Boulevard, D-4, Sarasota, FL 34243.

Solicitation of Proxies

  SPEEDCOM is soliciting proxies. The cost of distributing the proxy statement and annual meeting notice will be borne by SPEEDCOM. Brokerage houses and nominees will be requested to supply lists of or forward the proxy material to the beneficial owners. SPEEDCOM, upon request, will reimburse such brokerage houses and nominees for their reasonable expenses in forwarding proxy material to their beneficial owners. Proxies will be voted as indicated and if no designation is made will be voted "FOR" each proposal.

Voting Securities

  SPEEDCOM presently has one class of voting stock outstanding: common stock, par value $.001 per share. Each share is entitled to one vote.

  As of March 16, 2001, the record date for the meeting, there were issued and outstanding 9,324,523 shares of common stock.

  Directors will be elected by the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for adoption of each other proposal. Accordingly, abstentions and broker non-votes will have the same effect as a "NO" vote.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  SPEEDCOM is the surviving company in a reverse merger that took place on September 26, 2000. In the merger, SPEEDCOM Wireless International Corporation merged into LTI Holdings, Inc., and LTI changed its name to SPEEDCOM Wireless Corporation. As a result of the merger, the former shareholders of pre-merger SPEEDCOM acquired approximately 93% of the surviving company's outstanding common stock, in exchange for their old SPEEDCOM shares, resulting in a change of control. As provided in the merger agreement, all of LTI's officers and directors resigned their positions, and SPEEDCOM's pre-merger management became the management of the combined company. As a result of the merger, Michael W. McKinney and his family acquired control of the combined company. Before the merger, Steven N. Bronson was LTI's single largest shareholder, owning approximately 24.5% of its outstanding common stock. LTI executive officers and directors as a group owned approximately 4.6% of LTI's outstanding common stock.

  The following table sets forth information regarding beneficial ownership of SPEEDCOM Wireless Corporation's common stock as of March 1, 2001, (i) by each person or entity known by SPEEDCOM to own beneficially more than five percent of SPEEDCOM's common stock, (ii) by each of SPEEDCOM's Directors and nominees,
(iii) by each Executive Officer of SPEEDCOM and (iv) by all Executive Officers and Directors of SPEEDCOM as a group.

                                                Number of Shares    Percent of
Name of Beneficial Owner(1)                   Beneficially Owned(2)   Class
---------------------------                   --------------------- ----------
Michael W. McKinney(3).......................       2,954,349          29.9
Barbara L. McKinney(4).......................       2,805,307          31.0
Jay O. Wright(5).............................         157,214           1.7
Bruce Sanguinetti(6).........................         131,230           1.4
Mark Boyce(7)................................          96,680           1.0
R. Craig Roos(8).............................          77,928           0.8
John T. von Harz(9)..........................           2,500           --
Larry Watkins(10)............................           2,500           --
All Executive Officers and Directors as a
 group(7 persons)............................       3,422,401          34.5

--------
 (1) The address of Barbara McKinney is 4382 Long Champ Drive, Sarasota, Florida 34235. The address of each other person shown is c/o SPEEDCOM Wireless Corporation, 1748 Independence Blvd., D-4, Sarasota, FL 34243.
 (2) Amounts shown are as of March 1, 2001 and include options exercisable on that date or within 60 days thereafter. Beneficial ownership has been computed in accordance with SEC Rule 13d-3.
 (3) The amount shown for Mr. McKinney includes options to acquire 159,294 shares.
 (4) The amount shown for Ms. McKinney includes options to acquire 13,752 shares.
 (5) The amount shown for Mr. Wright includes warrants to acquire 2,122 shares and options to acquire 155,092 shares.
 (6) The amount shown for Mr. Sanguinetti includes warrants to acquire 25,000 shares and options to acquire 101,230 shares.
 (7) The amount shown for Mr. Boyce includes options to acquire 46,256 shares.
 (8) The amount shown for Mr. Roos includes warrants to acquire 28,650 shares and options to acquire 20,628 shares.
 (9) The amount shown for Mr. von Harz includes options to acquire 2,500 shares.
(10) The amount shown for Mr. Watkins includes options to acquire 2,500 shares.

                         ITEM 1. ELECTION OF DIRECTORS

  The Board is divided into three classes, with the term of office of one class expiring each year. SPEEDCOM currently has six Directors with two Directors in Class I, two Directors in Class II and two Directors in Class
III. The terms of office of Directors Mark Boyce and John T. von Harz expire at the annual meeting, the terms of office of Directors Bruce Sanguinetti and
R. Craig Roos expire at the 2002 annual meeting and the terms of office of Directors Michael W. McKinney and Jay O. Wright expire at the 2003 annual meeting.

Nominees for Election of Directors

  Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. The following Directors have been nominated to stand for re-election at the annual meeting:

  Mark Boyce, age 41, is the general partner of Virtuous Capital (since 2000), a venture catalyst and socially responsible investment fund with a focus on technology industries. Since 1996, Mr. Boyce has been successfully involved in numerous early to mid-stage technology companies in both management, board and investor roles. After graduating from the Harvard Business School, he worked from 1989 to 1992 as a Microsoft executive in the sales and marketing division, where he was involved in the successful launch of Windows and Windows applications. Subsequent to Microsoft, he worked from 1992 to 1993 as a merger and acquisition advisor at Broadview International, a leading investment bank and private equity investor focused exclusively on the IT, communications and media industries. Mr. Boyce then joined Lotus Development, where he served as director of corporate development in charge of new business development, strategic alliances, minority investments and acquisitions. Mr. Boyce became a Director of SPEEDCOM in November 2000.

  John T. von Harz, age 32, joined SPEEDCOM's Board in December 2000. Mr. von Harz is the director of market development for the Broadband Wireless Systems Group of Andrew Corporation (since December 1999). Mr. von Harz is specifically responsible for strategic initiatives, business development and product line management of the MMDS & license free product unit including broadband wireless access subscriber antennas, transverters and downconverters, as well as enterprise level wireless LAN antennas and ancillary infrastructure items. From May 1995 to December 1999, Mr. von Harz served as the director of sales and marketing for Conifer Corporation where he led the company's transition from a broadcast television equipment manufacturer to a value-added supplier of Internet access and enterprise data provisioning equipment. Mr. von Harz also has extensive direct sales experience in high technology, serving as an OEM account executive and district sales manager in Northern California's Silicon Valley for ITT Cannon and Augat, Inc. He has an undergraduate degree in business administration from the University of Iowa. Mr. von Harz also serves on the board of directors for the Wireless Communications Association International.

Directors With Terms Expiring in 2002 or 2003

  The terms of the following Directors expire at the 2002 annual meeting:

  Bruce Sanguinetti, President, age 46, served as president of BreezeCom, Incorporated from June 1995 to September 1999. In October 1999, Mr. Sanguinetti left BreezeCom to become the president and CEO of Evitek Ventures. Prior to his involvement with BreezeCom, Mr. Sanguinetti served as executive vice president of sales and marketing with Solectek Corporation from July 1994 to May 1995. He joined pre-merger SPEEDCOM's Board of Directors in October 1999 and became SPEEDCOM's President effective September 1, 2000. Mr. Sanguinetti received his bachelor's degree in business administration from California State University, Sacramento.

  R. Craig Roos, age 55, joined pre-merger SPEEDCOM's Board of Directors as Vice Chairman in February 2000. Mr. Roos is founder and sole owner of Roos Capital Planners, Inc., which he formed in 1979 and which specializes in advisory services to the communications industry, primarily in the fixed and mobile wireless area. Since 2000, he has been the CEO of LMA Systems, a service provider of broadband access to the Internet and other network access technology. Mr. Roos serves on the boards of several companies in the wireless and telecommunications industry. He served as chairman of MobileMedia Corporation from 1993 until 1995. Mr. Roos also was a co-founder of Locate, a digital local access carrier specializing in high-speed T-1 level radio carrier technologies. Mr. Roos has testified before the United States Congress on telecommunications issues and is a former chairman of the Alternative Local Telecommunications trade association. Mr. Roos has a bachelor's degree in economics from Davis & Elkins College and a masters of business administration from Fairleigh Dickinson University.

  The terms of the following Directors expire at the 2003 annual meeting:

  Michael W. McKinney, Chairman and Chief Executive Officer, age 44, founded pre-merger SPEEDCOM in 1994 and has served as its Chairman and Chief Executive Officer for the past seven years. Prior to forming pre-merger SPEEDCOM, Mr. McKinney worked as an executive of AT&T and NCR Corporation in their networking division for fourteen years. Mr. McKinney holds a bachelor's degree in economics and finance from Miami University, Oxford, OH.

  Jay O. Wright, Chief Financial Officer, age 31, joined pre-merger SPEEDCOM in December 1999. Previously, he was a principal of FinanceMatrix.com, a development stage business-to-business financial portal from January 1999 until December 1999. Mr. Wright was an investment banker with Merrill Lynch & Co. in New York from May 1997 until January 1999. From September 1996 through May 1997, he was a mergers & acquisitions attorney for Skadden, Arps, Slate, Meagher & Flom LLP in New York. From June 1994 through September 1996, he was a corporate attorney at Foley & Lardner, Chicago, Illinois. Mr. Wright received his Juris Doctor from the University of Chicago Law School in 1994 and his bachelor's degree in business administration, Summa Cum Laude, in 1991 from Georgetown University.

  Messrs. Sanguinetti, Roos, McKinney and Wright became members of post-merger SPEEDCOM's Board of Directors effective with the merger.

                       BOARD OF DIRECTORS AND COMMITTEES

  SPEEDCOM's Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have a standing nominating committee. During the fiscal year ended December 31, 2000, SPEEDCOM's Board held two regular meetings. All Directors attended at least 75% of the meetings of the Board and Committees of the Board on which they served.

Compensation Committee

  The Compensation Committee is responsible for recommending compensation and benefits for SPEEDCOM Executive Officers to the Board of Directors. Mr. Roos, Mr. Boyce, Mr. von Harz and Mr. McKinney are the current members of SPEEDCOM's Compensation Committee. The Compensation Committee did not meet during the 2000 fiscal year.

Audit Committee

  The Audit Committee is responsible for nominating SPEEDCOM's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with SPEEDCOM's independent accountants and reviewing the financial statements, audit practices and internal controls of SPEEDCOM. The written charter of the Audit Committee is attached as Appendix
A. The Committee is comprised of R. Craig Roos, Mark Boyce and John T. von Harz, all of whom are independent, as defined by NASDAQ. In addition, Jay O. Wright serves as an ex officio member. The Audit Committee did not meet during the 2000 fiscal year.

Audit Committee Report

  The Audit Committee oversees SPEEDCOM's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the annual report on Form 10-KSB for the year ended December 31, 2000 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The Committee reviewed with the independent certified public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of SPEEDCOM's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent accountants the accountants' independence from management and SPEEDCOM, including the matters in the written disclosures received from the accountants as required by the Independence Standards Board.

  The Committee discussed with SPEEDCOM's independent accountants the overall scope and plans for their respective audits. The Committee meets with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of SPEEDCOM's internal controls, and the overall quality of SPEEDCOM's financial reporting.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP, as SPEEDCOM's independent certified public accountants.

                                          R. Craig Roos, Audit Committee Chair
                                          John T. von Harz, Audit Committee
                                           Member
                                          Mark Boyce, Audit Committee Member

Compensation of Directors

  SPEEDCOM's outside Directors receive cash Director fees of $5,000 per year payable quarterly, $1,000 per Board meeting and an annual grant of options to purchase 10,000 shares of SPEEDCOM's common stock at an exercise price equal to the market price of SPEEDCOM's common stock on the date of grant. These options vest quarterly in equal installments over the year. Directors who are also employees of SPEEDCOM receive no additional compensation for service as a Director.

  Pre-merger SPEEDCOM entered into a one-year consulting agreement with Mr. Roos when he joined the SPEEDCOM Board in February 2000. Under this agreement, Mr. Roos received for his services as Vice Chairman of the Board $2,500 per month and options to purchase an aggregate of 20,630 shares at an exercise price equal to the market value of SPEEDCOM's stock on the date of grant. These options vested in equal installments of 1,719 shares per month. Under the consulting agreement, compensation for services as an advisor to SPEEDCOM was paid through issuance to Mr. Roos of warrants to purchase an aggregate of 114,610 shares of SPEEDCOM's common stock. Warrants to purchase 28,653 shares vest in equal monthly installments over a one-year period. The warrants to purchase the remaining shares vest only if certain conditions are satisfied.

                            EXECUTIVE COMPENSATION

  Set forth below is a summary compensation table relating to the Chief Executive Officer and SPEEDCOM's other Executive Officers, all of whom had total annual salary and bonus during 2000 of at least $100,000. No information is included for Larry Watkins, who joined SPEEDCOM as Chief Technology Officer on January 19, 2001, at an annual salary of $75,000 for fourteen weeks and an annual salary of $105,000 thereafter.

                          Summary Compensation Table

                                                        Securities
                                                        Underlying    Other
 Name and Principal Position  Year(1) Salary(1)  Bonus   Options   Compensation
 ---------------------------  ------- --------- ------- ---------- ------------
Michael W. McKinney..........  2000   $108,462  $20,000  575,292      $  965(2)
 Chairman and CEO              1999   $ 55,500  $ 2,000      --       $  700(2)

Bruce Sanguinetti............  2000   $ 54,692      --   343,800         --
 President

Jay O. Wright................  2000   $122,943  $15,250      --       $2,448(2)
 Chief Financial Officer       1999   $  6,462      --   346,092         --

--------
(1) Mr. McKinney has been Chief Executive Officer since March 1994, Mr. Sanguinetti became President in September 2000, and Mr. Wright became Chief Financial Officer in December 1999. Salaries shown for the year in which they joined SPEEDCOM represent the amounts actually paid during that year and have not been annualized.
(2)  Represents SPEEDCOM's contribution to its 401(k) plan.

Employment Agreements

  Mr. McKinney, Chief Executive Officer, entered into a five-year employment agreement with SPEEDCOM in January 2000. Mr. McKinney's base salary is $150,000 per year and he received a grant of 573,050 options to acquire shares of SPEEDCOM's common stock in accordance to the terms of his agreement. The options vest ratably over the term of the agreement.

  Mr. Sanguinetti entered into a three-year employment agreement with SPEEDCOM in July 2000 to serve as President, effective September 1, 2000. Mr. Sanguinetti's current base salary is $180,000 per year and he received a grant of options to purchase 240,681 shares of SPEEDCOM common stock in accordance with the terms of his agreement. The options vest ratably over the term of the agreement.

  Mr. Wright, Chief Financial Officer, entered into a three-year employment agreement with SPEEDCOM in December 1999. Mr. Wright's current base salary is $150,000 per year and he received a grant of options to purchase 343,800 shares of SPEEDCOM common stock in accordance with the terms of his agreement. The options vest ratably over the term of the agreement.

  Each employment agreement provides for automatic one-year renewals after the initial term unless either party receives a 60-day notice of termination. Each agreement also provides for bonus compensation for each fiscal year during the term as determined by the Board in its discretion and specifies that if SPEEDCOM terminates employment for other than "cause," SPEEDCOM is obligated to pay the employee a severance benefit of 12 months base salary plus any previously earned but unpaid salary and/or bonus amounts. Mr. McKinney, Mr. Sanguinetti and Mr. Wright are each also entitled to participate in SPEEDCOM's employee benefit plans.

Stock Options

  The following presents information on stock options for the Executive Officers shown in the summary compensation table for the year ended December 31, 2000:

                    Options Granted in the Last Fiscal Year

                                       Number of
                                       Securities % of Total
                                       Underlying  Options
                                        Options   Granted to Exercise Expiration
                 Name                  Granted(1) Employees   Price      Date
                 ----                  ---------- ---------- -------- ----------
Michael W. McKinney...................  573,050       39%     $2.62    12/31/05

Bruce Sanguinetti.....................  240,681       16%     $3.49    08/31/05

Jay O. Wright.........................      --       -- %       N/A         N/A

--------
(1) Mr. McKinney's options vest monthly over 5 years and Mr. Sanguinetti's options vest monthly over 3 years.

  The following table sets forth options exercised by the Executive Officers shown in the summary compensation table during fiscal 2000, and the number and value of all unexercised options at fiscal year end:

                   Options Exercised in the Last Fiscal Year
                       and Fiscal Year End Option Values

                                                  Number of Unexercised            Value of Unexercised
                                              Securities Underlying Options        in-the-Money Options
                           Shares                 at December 31, 2000             at December 31, 2000
                          Acquired    Value   --------------------------------   -------------------------
          Name           on Exercise Realized  Exercisable      Unexercisable    Exercisable Unexercisable
          ----           ----------- -------- --------------   ---------------   ----------- -------------
Michael W. McKinney.....     --        --              128,352           458,400  $498,006    $1,778,592

Bruce Sanguinetti.......     --        --               63,030           280,770  $227,109    $  897,461

Jay O. Wright...........     --        --              116,892           229,200  $453,541    $  889,296

                         COMPLIANCE WITH SECTION 16(a)

  Section 16(a) of the Securities Exchange Act of 1934 requires SPEEDCOM's Officers and Directors, and persons who own more than 10% of SPEEDCOM's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ SmallCap Market. Officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish SPEEDCOM with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to SPEEDCOM, SPEEDCOM believes that during 2000 SPEEDCOM's Officers, Directors and 10% beneficial owners made all required Section 16(a) filings except that Barbara McKinney, a 10% shareholder filed a Form 3 on January 9, 2001, one day after the due date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In May 2000, R. Craig Roos, a Director, purchased 25,000 shares of pre-merger SPEEDCOM common stock at $4.00 per share, the market price of the stock on that date. As payment for the shares, Mr. Roos delivered to SPEEDCOM a promissory note in the principal amount of $95,000, payable in three months with interest at the rate of 6%. The amount of the note was arrived at by taking the aggregate purchase of the stock ($100,000) and reducing the note by the amount of Director fees which would otherwise be payable to Mr. Roos for the months of May and June 2000.

  In November 2000, SPEEDCOM restructured the note to extend its term to January 31, 2001, and to increase the interest rate to 8%. SPEEDCOM has reduced the note each month by the amount of cash Director fees otherwise due to Mr. Roos. See "Director Compensation." Mr. Roos made a $25,000 cash payment on the note in January 2001. Mr. Roos paid the balance of the note in March 2001.

  On December 6, 2000, Mr. Bruce Sanguinetti, the President and a Director of SPEEDCOM, loaned SPEEDCOM $250,000. SPEEDCOM executed a one year promissory note for this amount providing for interest at an annual rate of 12% with quarterly payments of interest due beginning March 31, 2001. In connection with this loan, SPEEDCOM also granted Mr. Sanguinetti immediately exercisable warrants to purchase 25,000 shares of SPEEDCOM's common stock at $3.60 per share. The warrants terminate two years after the grant date. The proceeds of this loan were used for working capital.

  On January 22, 2001, Mr. Sanguinetti loaned SPEEDCOM an additional $250,000. SPEEDCOM executed a promissory note for this amount providing for interest at an annual rate of 12% with all principal and interest due three months after the date of the loan. In connection with this loan, SPEEDCOM also granted Mr. Sanguinetti immediately exercisable warrants to purchase 11,500 shares of SPEEDCOM's common stock at $5.40 per share. Warrants to purchase 7,000 vested immediately with options to purchase the remaining shares vesting in equal monthly installments of 1,500 on each month anniversary of the date of grant. The warrants terminate two years after the date of grant. The proceeds of this loan were used for working capital.

            ITEM 2. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
              AS INDEPENDENT AUDITORS OF THE CORPORATION FOR 2001

  Ernst & Young LLP have been selected by the Board of Directors as independent certified public accountants of SPEEDCOM for the fiscal year ending December 31, 2001. Shareholders are being asked to ratify the appointment of Ernst & Young LLP as auditors. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.

  Ernst & Young LLP served as SPEEDCOM's pre-merger certified public accountants before its merger into LTI and continued as the independent certified public accountants for the post-merger company, with the approval of SPEEDCOM's Board of Directors. Therefore, as a technical matter, SPEEDCOM was deemed to have changed its independent certified public accountants effective with the merger on September 26, 2000. Grant Thornton LLP served as independent certified public accountants of LTI before the merger. Grant Thornton LLP's report on LTI's financial statements for the years ended March 31, 2000 and 1999 was unqualified.

  In November 1999, Ernst & Young LLP replaced Arthur Andersen LLP as old SPEEDCOM's independent certified public accountants. Arthur Andersen LLP's report on old SPEEDCOM's financial statements for the years ended December 31, 1997 and 1996 was unqualified. With respect to the periods audited by Arthur Andersen LLP or Grant Thornton LLP, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, pertaining to the financial statements covered by their reports, which, if not resolved to the satisfaction of Arthur Andersen LLP or Grant Thornton LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, nor were there any such matters identified subsequent to the issuance of their reports through the date of change.

  Audit Fees. Ernst & Young LLP billed SPEEDCOM approximately $122,000 for professional services in connection with auditing SPEEDCOM's annual financial statements for the 2000 fiscal year and reviewing the financial statements included in SPEEDCOM's Forms 10-QSB for 2000.

  Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not render non-audit services to SPEEDCOM relating to financial information systems design or implementation for the 2000 fiscal year.

  All Other Fees. Ernst & Young LLP billed SPEEDCOM approximately $75,000 for other services not described above, including approximately $71,000 in connection with the reverse merger transaction with LTI Holdings, Inc. during fiscal 2000. The Audit Committee of the Board of Directors has considered whether these services rendered are compatible with maintaining the principal accountant's independence, and has determined that they are.

             ITEM 3. TO APPROVE THE SPEEDCOM WIRELESS CORPORATION
                          2000 EQUITY INCENTIVE PLAN

  On October 1, 2000, the Board of Directors of SPEEDCOM adopted SPEEDCOM's 2000 Equity Incentive plan, subject to shareholder approval. We are submitting the plan for shareholder approval at the annual meeting.

  There are 1,000,000 shares of common stock reserved for issuance under the plan, and 38,850 options have been granted under the plan as of the date of this proxy statement. The principal features of the plan are outlined below.

Purpose

  The Board adopted the plan to advance the interests of SPEEDCOM's shareholders by enhancing SPEEDCOM's ability to attract, retain and motivate persons who make or are expected to make important contributions to SPEEDCOM. The plan provides participants with equity ownership opportunities and performance-based incentives, thereby better aligning the interests of participants with those of SPEEDCOM's shareholders.

Administration

  A committee appointed by the Board administers the plan. The committee has full discretionary authority to: (i) interpret and administer the plan and any agreement made under the plan; (ii) establish, amend or waive regulations and appoint agents for the proper administration of the plan; and (iii) take any other action that the committee deems necessary or desirable for the administration of the plan.

  Regulations under Section 162(m) of the Internal Revenue Code require that the Directors who serve as members of the committee be "outside Directors." In addition, each committee member must qualify as a non-employee Director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Eligibility and Participation

  The committee will select participants from time to time from among employees and Directors of SPEEDCOM and consultants and advisors to SPEEDCOM. As of the date of this proxy statement, there were approximately 110 individuals eligible to participate.

  No participant will be granted awards under the plan that could result in the participant in any fiscal year receiving: (i) options for, and/or stock appreciation rights with respect to, more than 100,000 shares of stock; (ii) awards of restricted stock relating to more than 100,000 shares; (iii) more than 100,000 performance shares; or (iv) performance units exceeding $500,000 in value.

Stock Options

  The committee may grant options to participants at any time with complete discretion in determining the number and terms and conditions of the options. The committee also will determine whether an option is to be an incentive option or a nonqualified option. Incentive options may be granted only to employees of SPEEDCOM and its subsidiaries. Incentive options granted under the plan are intended to qualify for favorable federal income tax treatment as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. See "Federal Income Tax Information" for a discussion of the tax treatment of options.

  The following is a description of the permissible terms of options under the plan. Individual option grants may be more restrictive as to any or all of the permissible terms below.

  Exercise Price. The exercise price of incentive options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in the case of an individual who owns stock possessing 10% or more of the combined voting power of all classes of stock of SPEEDCOM, may not be less than 110% of fair market value. The exercise price of nonqualified options may not be less than 100% of the fair market value of the stock on the date of the grant.

  Payment. The committee will determine the methods and forms for payment of the exercise price of options, which may include (i) cash or SPEEDCOM securities having a then fair market value equal to the exercise price or (ii) delivery to SPEEDCOM of an irrevocable option exercise form together with irrevocable instructions to a broker to sell or margin a sufficient portion of the stock and deliver the sale or margin loan proceeds directly to SPEEDCOM to pay the exercise price.

  Term. The maximum term of incentive options under the plan is ten years after the date of grant, except in the case of shareholders who possess 10% or more of the combined voting power of all classes of SPEEDCOM stock, the term is five years after the date of grant. Incentive options will terminate not later than three months after termination of employment for any reason other than disability or death, and will terminate not later than twelve months after termination of employment as a result of disability or death. Nonqualified options will be exercisable during the periods and will terminate at the time determined by the committee.

  Replacement Options. The committee will have the authority to include in any option agreement a provision entitling the participant to replacement options if the participant pays the exercise price of options by surrendering previously acquired shares of stock.

Other Awards

  The committee also has the authority to grant stock appreciation rights, restricted stock, performance shares, performance units and bonus shares, subject to such terms and conditions as the committee determines, including settlement methods for stock appreciation rights and vesting and transfer restrictions for restricted stock. The grant price of stock appreciation rights must not be less than 100% of the fair market value of the underlying stock on the date of grant. The committee may give participants the opportunity to elect to receive stock in lieu of (i) cash bonuses or (ii) increases in base compensation.

Change in Control

  The plan provides that, in the event of a change of control, as defined in the plan, the surviving or acquiring corporation may elect to continue or assume the awards granted under the plan or may issue substitute awards under its own plan which contain similar terms and conditions. In the event the surviving or acquiring corporation does not elect to continue or assume existing awards or fails to issue replacement awards, then: (i) options and restricted stock will become fully vested on the date of the change of control and (ii) the committee may require, or permit, each holder of a performance share and/or a performance unit for which the performance period has not expired, to surrender the performance share and/or performance unit for a cash payment.

Federal Income Tax Information

  The following is a summary of the principal federal income tax consequences generally applicable to options granted under the plan.

  Incentive options. Incentive options under the plan are intended to be eligible for the favorable federal income tax treatment given to incentive options under the Internal Revenue Code. There generally are no federal income tax consequences to the participant or SPEEDCOM by reason of the grant or exercise of an incentive option. However, the exercise of an incentive option may increase the participant's alternative minimum tax liability, if any. If a participant holds stock acquired through exercise of an incentive option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise, any gain or loss on a disposition of the stock will be a long-term capital gain or loss.

  Generally, if the participant disposes of the stock before the expiration of either of these holding periods, at the time of the disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, SPEEDCOM will generally be entitled to a corresponding business expense deduction.

  Nonqualified options. There are no tax consequences to the participant or SPEEDCOM by reason of the grant of a nonqualified option. Upon exercise of a nonqualified option, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the date of exercise over the exercise price. With respect to employees, SPEEDCOM is generally required to withhold from wage payments an amount based on ordinary income recognized. SPEEDCOM will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

  Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon exercise of the option. The gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Special rules may apply to gain on the disposition of stock held for more than five years, which reduce the applicable long-term capital gains tax rate from 20% to 18%.

Amendments

  The Board may at any time amend or terminate the plan. However, shareholder approval of any amendment is necessary if otherwise required by (i) the Code or any regulations thereunder; (ii) the listing requirements of the principal securities exchange or market on which the stock is then traded or (iii) any other local, state or federal law deemed applicable by the committee. The committee may also amend any award agreement, but any amendment that would adversely affect the rights of the participant will not be effective without the participant's written consent.

  The following table sets forth information on options granted under the plan, subject to shareholder approval.

                                                          Number     Exercise
                   Name and Position                    of Options    Price
                   -----------------                    ----------   --------
Michael W. McKinney, Chairman and CEO..................      --         --
Bruce Sanguinetti, President...........................      --         --
Jay O. Wright, Chief Financial Officer.................      --         --
Executive Officers as a group..........................      --         --
Outside Directors as a group...........................   20,000   $5.00-$ 5.75
Employees as a group...................................   18,850   $3.81-$10.00

  Options have a term of 5 years and vest 25% annually on the anniversary date of the grant over a four-year period.

  As of March 12, 2001, the closing price of SPEEDCOM's common stock on the NASDAQ Small Cap Market was $5.09.

                                OTHER BUSINESS

  The Board of Directors does not know of any other business to be acted upon at the meeting, and, as far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, if any other business properly should come before the meeting, it is intended that shareholders will vote in their discretion on any such matters in accordance with the judgment of the persons voting such proxies.

                   2002 ANNUAL MEETING SHAREHOLDER PROPOSALS

  Proposals intended to be presented at SPEEDCOM's next annual meeting of shareholders must be received at SPEEDCOM's executive offices no later than December 13, 2001 for inclusion in SPEEDCOM's proxy material related to that meeting. Notice to SPEEDCOM of a shareholder proposal submitted otherwise than for inclusion in SPEEDCOM's proxy materials pursuant to Rule 14a-8 will be considered untimely if submitted to SPEEDCOM after that date, and the persons named in proxies solicited by SPEEDCOM's Board of Directors for the 2002 annual meeting of shareholders may exercise discretionary voting power with respect to any proposal not submitted by that deadline.

                                          By order of the Board of Directors

                                          /s/ Sara Byrne
                                          Sara Byrne
                                          Secretary

Sarasota, Florida
April 20, 2001

                                  APPENDIX A

                         SPEEDCOM Wireless Corporation
                            Audit Committee Charter

Organization

  This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three Directors, each of whom are independent of management and SPEEDCOM. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and SPEEDCOM. All Committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after appointment to the Committee,) and at least one member shall have accounting or related financial management expertise.

Statement of Policy

  The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to SPEEDCOM's financial statements and the financial reporting process, the systems on internal accounting and financial controls, the internal audit function, the annual independent audit of SPEEDCOM's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent certified public accountants, and management of SPEEDCOM. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of SPEEDCOM and the power to retain outside counsel, or other experts, for this purpose.

Responsibilities and Processes

  The primary responsibility of the Audit Committee is to oversee SPEEDCOM's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing SPEEDCOM's financial statements, and the independent certified public accountants are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

  The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  . The Committee shall have a clear understanding with management and the independent certified public accountants that the independent certified public accountants are ultimately accountable to the Board and the Audit Committee, as representatives of SPEEDCOM's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent certified public accountants. The Committee shall discuss with the independent certified public accountants their independence from management and SPEEDCOM and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of SPEEDCOM's independent certified public accountants, subject to shareholders' approval.

  . The Committee shall discuss with the independent certified public accountants the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent certified public accountants the adequacy and effectiveness of the accounting and financial controls, including SPEEDCOM's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent certified public accountants, with and without management present, to discuss the results of their examinations.

  . The Committee shall review the interim financial statements with management and the independent certified public accountants prior to the filing of SPEEDCOM's Quarterly Report on Form 10-QSB. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent certified public accountants under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

  . The Committee shall review with management and the independent certified public accountants the financial statements to be included in SPEEDCOM's Annual Report on Form 10-KSB (or the annual report to shareholders if distributed prior to the filing on Form 10-KSB), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent certified public accountants under generally accepted auditing standards.

                         SPEEDCOM WIRELESS CORPORATION
                        Annual Meeting of Shareholders
                            To Be Held May 11, 2001

              Proxy Solicited On Behalf Of The Board Of Directors

     The undersigned shareholder of SPEEDCOM Wireless Corporation (the "Company"), have received the Notice of Annual Meeting and the Proxy Statement, hereby appoints Bruce Sanguinetti and Jay O. Wright, or either of them with full power of substitution, attorneys and proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, May 11, 2001 at 10:00 a.m., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, in accordance with the following instructions. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the Proxy will be voted "FOR" each of the proposals and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

               (Continued And To Be Signed On The Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                         SPEEDCOM WIRELESS CORPORATION

                                 May 11, 2001



                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

                FOR all nominees            WITHHOLD
                listed at right             AUTHORITY
               (except as marked     to vote for all nominees
                to the contrary)         listed at right.
1. ELECTION           [_]                     [_]            Nominees:
   OF                                                          Mark Boyce
   DIRECTORS                                                   John T. von Harz
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

-------------------------------------

                                            FOR      AGAINST     ABSTAIN
2. APPROVAL OF ERNST & YOUNG LLP AS         [_]        [_]         [_]
   SPEEDCOM'S INDEPENDENT AUDITORS.

3. ADOPTION OF THE SPEEDCOM WIRELESS        [_]        [_]         [_]
   CORPORATION 2000 EQUITY INCENTIVE
   PLAN.

OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

   The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above named proxies may do at such meetings, or at any adjournments thereof, by virtue hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE.


___________________________________ Dated: _________________, 2001 _________________________________ Dated: _________________ 2001
            SIGNATURE                                                  SIGNATURE, IF HELD JOINTLY

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such and also state the name of the shareholder of record for whom you act. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------